Exhibit 10.53
June 16, 2006

Thomas Anderson
621 Gaines Way
Winter Park, FL 32789
Dear Tom:
I am pleased to confirm our offer and your acceptance of the position of Executive Vice President & Chief Real Estate Development Officer, reporting to Steve Holmes, Chairman & Chief Executive Officer. As discussed, we anticipate that you will begin your new position on a full time basis on August 1, 2006.
Your salary, paid on a bi-weekly basis will be $13,461.53 which equates to an annualized salary of $350,000.00. You are eligible to participate in the Company’s year 2006 Profit Sharing Bonus Plan which currently provides for a target payment of 75% of your regular earnings based on the Company achieving profit goals. Since this is a mid-year transfer, your bonus will be prorated between the two bonus levels you held during 2006. Additionally, your 2006 Bonus will reflect participation in two separate plans. For the period January 1, 2006 — June 30, 2006, your bonus will be based on Cendant Timeshare Resort Group performance and your eligible earnings during that period. For the balance of the year, your bonus payment will be subject to the terms of the Wyndham Worldwide bonus plan which will be established later in the year and based upon your eligible earnings during that period. Beginning January 1, 2007, 100% of your bonus will be based on the Wyndham Worldwide bonus plan in place at that time. The bonus distribution is typically in the first quarter of the next year.
Additionally, you will be eligible for a discretionary bonus of $100,000. For Plan year 2006, this bonus will be guaranteed at 75% for a payment of $75,000. For Plan Year 2007, this bonus will be based on your results regarding mixed use development transactions and collaboratively partnering with Wyndham Worldwide business units. Collaborative partnering includes appropriate and inclusive dialogue with all constituents as well as the ability to build trust and respect across the organization. The amount to be paid out will be determined by Wyndham Worldwide’s Chairman & Chief Executive Officer, Steve Holmes and me, Mary Falvey, Executive Vice President and Chief Human Resources Officer.
You will also be eligible to participate in the following programs or other perquisites applicable to the “Senior Executive Leadership” category which currently include:
•	Company-provided automobile

•	Financial planning assistance

•	Platinum Corporate Card

•	Group Life Coverage up to $1mm

•	Annual physical through Executive Health Group

•	401(k) Deferred Compensation match of up to 6%

•	Cendant Employee Discount Programs
However, our program is subject to change from time to time.
To help your transition to New Jersey, you will be provided with relocation assistance in accordance with Cendant’s Relocation Policy Plan 1 (enclosed). Upon our receipt of your signed acceptance of this offer, a relocation counselor will contact you within three business days.

Per Wyndham Worldwide’s standard policy, this letter is not intended nor should it be considered as an employment contract for a definite period of time. Employment with Wyndham Worldwide is at will, and either you or the Company may terminate employment at any time, with or without cause and with or without notice. In addition, by signing this letter, you acknowledge that this letter, along with any pre-hire documentation you executed, sets forth the entire agreement regarding your employment between you and the Company, and fully supersedes any prior agreements or understandings, whether written or oral.
Should you have any questions, please contact me at (973) 496-7226.
Best of luck in your new role!
Regards,
Mary Falvey
Executive Vice President, Human Resources and Enterprise Services
Wyndham Worldwide
Understood and accepted.

/s/ Thomas Anderson
Thomas Anderson

September 27, 2006
Date
Enclosures cc: S. Holmes